Filed Pursuant to Rule 424(b)(3)
Registration No. 333-170362

PROSPECTUS SUPPLEMENT NO. 2
(To Prospectus Dated November 29, 2010)

GELTECH SOLUTIONS, INC.

PROSPECTUS SUPPLEMENT

2,500,000 Shares of Common Stock

This prospectus supplement supplements and amends the prospectus dated November 29, 2010, or the Prospectus, and relates to the sale of up to 2,500,000 shares of our common stock which may be offered by the selling shareholder, Lincoln Park Capital Fund, LLC.

This prospectus supplement should be read in conjunction with the prospectus.  This prospectus supplement is not complete without, and may not be delivered or utilized except in connection with, the prospectus.  The prospectus supplement dated December 29, 2010 should no longer be relied upon.

_______________

Investing in our common stock involves certain risks. See “Risk Factors” beginning on page 4 of the Prospectus for a discussion of these risks.

_______________

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined whether the Prospectus or this prospectus supplement is truthful or complete.  Any representation to the contrary is a criminal offense.

_______________

The date of this prospectus supplement is March 16, 2011.

Recent Developments

Line of Credit

On February 18, 2011, GelTech Solutions, Inc., or GelTech and Michael Reger, GelTech’s largest shareholder, or the Lender renegotiated its line of credit and reduced the principal on the line of credit by $1 million.  The Lender received  892,857 shares of GelTech’s common stock in consideration for cancelling $1 million of the line of credit, which was due in May 2011.  The remaining $1,497,483 owed under the line of credit has been converted into a five-year note which is convertible at $1.12 per share bearing 5% interest per year. In connection with these transactions, GelTech issued the Lender 1,000,000 five-year warrants exercisable at $1.25 per share and 300,000 five-year warrants exercisable at $1.75 per share.

FireIce Listing on U.S. Forest Service’s Qualified Product Listing

FireIce, our fire suppression product, passed all of tests in accordance with the U.S. Forest Service Specification 5100-306a and has received listing on the U.S. Forest Service’s Qualified Products List.  This listing qualifies FireIce to be sold directly to Federal and state governments as an important tool in combating deadly and costly wildfires.

Soil2O ‘Dust Control’

GelTech has very recently launched a new product called Soil₂O ‘Dust Control’ using its environmentally friendly Soil₂O product.  ‘Dust Control’ is useful in a variety of commercial and industrial markets with dust control and moisture retention problems.  In contrast to the standard product used on gravel roads and rock pits and other dust causing surfaces, Soil₂O ‘Dust Control’ is chemical-free and requires significantly less water.  Water is commonly transported to the site in large trucks.  Thus, ‘Dust Control’ reduces a company’s carbon footprint and costs.  On December 8, 2010, a rock pit company in Southern California placed an order for Soil₂O ‘Dust Control’. In March 2011, the customer placed a re-order and GelTech received an order from a new customer.

Management Agreements and Director Grants

On March 10, 2011, our Compensation Committee, or the Committee, approved three-year employment agreements for Michael Cordani, its Chief Executive Officer, Joseph Ingarra, its President and Peter Cordani, its Chief Technology Officer, or the Executives.  The Executives will each receive a base salary of $150,000 per year with the Committee having the authority to increase the Executives base salary for the succeeding 12-month period with the increase based on profitability, positive cash flow or such other factors as the Committee deems important.  Following the completion of each fiscal year, the Committee will have the discretion to award each of the executives a target bonus based on each Executive’s job performance, the Company’s revenue growth, positive cash flow, net income before income taxes or other criteria selected by the Committee.  Additionally, the Executives were each granted 250,000 10-year non qualified stock options exercisable at $1.25 per share.  The options shall vest in three equal annual increments subject to meeting certain budgeted revenue targets which will be set by the Committee and further subject to continued employment on each applicable vesting date.

On December 8, 2010, the Board of Directors of GelTech granted 750,000 five-year stock options to each of Michael Cordani, Chief Executive Officer, Joseph Ingarra, President and Peter Cordani, Chief Technology Officer.  Of the options: (i) 20% are fully vested and (ii) the remaining vest semi-annually over three years with the first vesting date being June 30, 2011, subject to continued employment on each applicable vesting date.

On March 10, 2011, our Board of Directors approved grants to each non-employee director of 50,000 10-year options exercisable at $1.25 per share.

2

SUMMARY FINANCIAL DATA

The following summary of our financial data should be read in conjunction with, and is qualified in its entirety by reference to “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements, appearing in the Prospectus.

Statements of Operations Data

	Six Months Ended December 31, 2010 (Unaudited)	Year Ended June 30, 2010	Year Ended June 30, 2009
Revenue	$89,194	$566,240	$334,364

Gross profit	$50,324	$379,757	$205,628

Net loss	$(2,769,440)	$(3,536,884)	$(2,848,284)

Net loss per share – basic and diluted	$(0.16)	$(0.24)	$(0.21)

Weighted average common shares (basic and diluted)	17,000,947	15,018,756	13,572,287

Balance Sheet Data

	Six Months Ended December 31, 2010 (Unaudited)	Year Ended June 30, 2010	Year Ended June 30, 2009
Cash and cash equivalents	$147,450	$625,796	$245,381

Working capital (deficit)	$(1,949,478)	$(1,687,547)	$(1,199,531)

Total assets	$862,023	$1,465,098	$892,147

Total current liabilities	$2,649,664	$2,579,514	$1,721,591

Accumulated deficit	$(12,412,626)	$(9,643,186)	$(6,106,302)

Total shareholders’ equity (deficit)	$(1,787,641)	$(1,114,416)	$(829,444)

3

CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2010.  The table should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus:

As of December 31, 2010
Shareholders’ equity:
Common stock, $0.001 par value;	$18,028
Additional paid-in capital	$10,606,957
Accumulated deficit	$(12,412,626)
Total shareholders’ equity (deficit)	$(1,787,641)

PRINCIPAL SHAREHOLDERS

The following table sets forth the number of shares of GelTech’s voting stock beneficially owned, as of March 10, 2011 by (i) those persons known by GelTech to be owners of more than 5% of GelTech’s common stock, (ii) each director of GelTech, (iii) all Named Executive Officers, and (iv) all executive officers and directors of GelTech as a group:

Title of Class	Name and Address of Beneficial Owner	Amount and Nature of Beneficial Owner (1)	Percent of Class (1)
Directors and Named Executive Officers:
Common Stock	Michael Cordani (2)	700,942	3.5%
Common Stock	Joseph Ingarra (3)	704,643	3.5%
Common Stock	Peter Cordani (4)	1,228,565	6.0%
Common Stock	Jerome Eisenberg (5)	11,667	*
Common Stock	Anthony Marchese (6)	225,870	1.1%
Common Stock	Leonard Mass (7)	73,738	*
Common Stock	Phil O’Connell, Jr. (8)(9)	1,283,014	6.3%
Common Stock	All directors and executive officers as a group (8 persons) (10)	3,957,090	18.0%

5% Shareholders:
Common Stock	Michael Reger (11)	9,449,471	42.0%
Common Stock	Anne Cordani (12)	773,400	3.9%
______________
 * Less than 1%.
(1)

Applicable percentages are based on 19,802,140 shares outstanding as of March 10, 2011, adjusted as required by rules of the SEC.  Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible notes currently exercisable or convertible, or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person.  Unless otherwise indicated in the footnotes to this table, GelTech believes that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.  The table includes only vested options and warrants or options and warrants that will vest and become exercisable within 60 days.

4

(2)
Mr. Cordani is Chairman of the Board and Chief Executive Officer.   Shares are held with Mr. Cordani’s wife as tenants by the entirety.  Includes 476,000 shares of common stock issuable upon exercise of options.  Also includes 15,000 shares of common stock held by an adult child of Mr. Cordani.  Mr. Cordani disclaims beneficial ownership of these securities and this disclosure shall not be deemed an admission that he is the beneficial owner of either the securities held in the trust or shares held by his children.

(3)	Mr. Ingarra is a director and President. Includes 575,000 shares issuable upon exercise of options.

(4)
Mr. Peter Cordani is a director and Chief Technology Officer.  Includes shares held by North Carolina River Ridge II LLC, a company managed by Mr. Peter Cordani.  It owns 447,208 shares of common stock.  Thus, under SEC rules, Mr. Peter Cordani is considered the beneficial owner as explained in Note (1).  Also includes 510,008 shares issuable upon exercise of options.  Mr. Cordani is the trustee of three trusts which own 271,349 shares of GelTech.

(5)	Mr. Eisenberg is a director. Represents shares issuable upon exercise of options.

(6)	Mr. Marchese is a director. Includes 153,370 shares held by a limited partnership of which Mr. Marchese is the general partner. Also includes 45,000 shares issuable upon exercise of warrants.

(7)	Mr. Mass is a director. Includes 10,000 shares issuable upon the exercise of options.

(8)	Mr. O’Connell is a director. Includes 474,058 shares issuable upon exercise of warrants. Also includes 100,000 shares issuable upon exercise of options.

(9)
Includes: (i) 95,241 shares jointly held by Mr. O’Connell and his wife, (ii) 543,215 shares held by the Phil D. O’Connell, Jr. Revocable Trust, of which Mr. O’Connell is the trustee, (iii) 10,000 shares held by Mr. O’Connell’s wife and (iv) 60,500 shares held in trusts for Mr. O’Connell’s children, of which Mr. O’Connell is the trustee.  Mr. O’Connell disclaims beneficial ownership of the securities held by his wife and this disclosure shall not be deemed an admission that he is the beneficial owner of the securities held by his wife.

(10)	Includes our Chief Financial Officer who is not a Named Executive Officer as defined under SEC rules and regulations.

(11)
Includes 1,350,000 shares issuable upon the exercise of warrants and 434,681 shares of common stock held in a grantor retained annuity trust of which Mr. Reger is the trustee. Address is 777 Yamato Road, Suite 300, Boca Raton, Florida 33431.

(12)
Includes 18,150 shares of common stock held in trust, of which Mrs. Anne Cordani is the trustee.  Also includes 1,000 shares issuable upon exercise of options.  Mrs. Cordani is the mother of Michael Cordani, our Chief Executive Officer and Peter Cordani, our Chief Technology Officer.  Also includes shares owned by her husband.  Address is 1460 Park Lane South, Suite 1, Jupiter, Florida 33458.

Attached as an exhibit is the Form 10-Q for the three and six months ended December 31, 2010.

5

Exhibit A

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 10-Q

☑ QUARTERLY REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the quarterly period ended December 31, 2010

OR

☐ TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

For the transition period from _______ to _______

Commission file number 0-52993

GelTech Solutions, Inc.
(Exact name of registrant as specified in its charter)

Delaware	56-2600575
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1460 Park Lane South, Suite 1, Jupiter, Florida	33458
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (561) 427-6144

Indicate by check mark whether the registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days.  Yes ☑        No   ☐

Indicate by check mark whether the registrant has submitted electronically and posted on its corporate Web site, if any, every Interactive Data File required to be submitted and posted pursuant to Rule 405 of Regulation S-T during the preceding 12 months (or for such shorter period that the registrant was required to submit and post such files).  Yes ☐        No   ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☑
(Do not check if a smaller reporting company)

Indicate by check mark whether the registrant is a shell company (as defined in Rule 12b-2 of the Exchange Act).  Yes ☐         No   ☑

Class	Outstanding at February 11, 2011
Common Stock, $0.001 par value per share	18,404,829 shares

PART I – FINANCIAL INFORMATION

ITEM 1. CONSOLIDATED FINANCIAL STATEMENTS.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS

	As of December 31,	As of June 30,
	2010	2010
	(Unaudited)
ASSETS

Cash and cash equivalents	$147,450	$625,796
Accounts receivable trade, net	57,880	24,647
Inventories	257,053	198,274
Prepaid consulting	181,792	-
Prepaid expenses and other current assets	56,011	43,250
Total current assets	700,186	891,967

Furniture, fixtures and equipment, net	16,123	20,014
Prepaid consulting	-	255,436
Debt issue costs, net	115,842	254,852
Deposits	29,872	42,829

	$862,023	$1,465,098
LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Accounts payable	$145,797	$25,213
Accrued expenses	11,475	88,010
Line of credit	2,458,156	2,458,156
Insurance premium finance contracts	34,236	8,135
Total current liabilities	2,649,664	2,579,514
Total liabilities	2,649,664	2,579,514

Commitments and contingencies (Note 6)

Stockholders' equity (deficit)
Preferred stock: $0.001 par value; 5,000,000 shares authorized;
no shares issued and outstanding	-	-
Common stock: $0.001 par value; 50,000,000 shares authorized;
17,843,334 issued and 185,000 issuable at December 31, 2010 and 16,538,200 shares issued and outstanding as of June 30, 2010	18,028	16,538
Additional paid in capital	10,606,957	8,512,232
Accumulated deficit	(12,412,626)	(9,643,186)
Total stockholders' equity (deficit)	(1,787,641)	(1,114,416)

Total liabilities and stockholders' equity (deficit)	$862,023	$1,465,098

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	For the Three Months Ended December 31,		For the Six Months Ended December 31,
	2010	2009	2010	2009

Sales	$60,637	$237,867	$89,194	$525,421

Cost of goods sold	30,206	68,924	38,870	160,130

Gross profit	30,431	168,943	50,324	365,291

Operating expenses:
Selling, general and administrative expenses	1,690,215	948,089	2,571,396	1,686,747
Research and development	11,858	3,071	47,441	6,837

Total operating expenses	1,702,073	951,160	2,618,837	1,693,584

Loss from operations	(1,671,642)	(782,217)	(2,568,513)	(1,328,293)

Other income (expense)
Interest income	1,040	49	2,314	61
Interest expense	(101,691)	(116,906)	(203,241)	(228,163)

Total other income (expense)	(100,651)	(116,857)	(200,927)	(228,102)

Net loss	$(1,772,293)	$(899,074)	$(2,769,440)	$(1,556,395)

Net loss per common share - basic and diluted	$(0.10)	$(0.06)	$(0.16)	$(0.11)

Weighted average shares outstanding - basic and diluted	17,332,044	14,028,038	17,000,947	13,943,989

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	For the Six Months Ended December 31,
	2010	2009
Cash flows from operating activities
Reconciliation of net loss to net cash used in operating activities:
Net loss	$(2,769,440)	$(1,556,395)
Adjustments to reconcile net loss to net cash
used in operating activities:
Depreciation	6,249	4,660
Amortization of debt issuance costs	139,010	172,500
Bad debt expense	700	-
Amortization of prepaid consulting	139,144	42,500
Options issued for services	297,640	-
Common stock issued for services	90,000	-
Stock option compensation expense	477,674	203,259
Changes in assets and liabilities:
Accounts receivable	(33,933)	(233,532)
Inventories	(58,779)	71,492
Prepaid expenses and other current assets	20,076	(3,098)
Deposits and other assets	12,957	(1,956)
Accounts payable	120,584	10,883
Related party payable	-	(60,000)
Accrued expenses	(74,577)	68,632
Net cash used in operating activities	(1,632,695)	(1,281,055)
Cash flows from Investing Activities
Purchases of equipment	(2,358)	(1,103)
Net cash used in investing activities	(2,358)	(1,103)
Cash flows from Financing Activities
Payments on Insurance Finance Contract	(8,694)	(15,362)
Proceeds from sale of stock and warrants	1,165,401	470,000
Proceeds from exercise of stock options	-	15,000
Proceeds from revolving line of credit, net	-	900,000
Net cash provided by financing activities	1,156,707	1,369,638
Net increase in cash and cash equivalents	(478,346)	87,480
Cash and cash equivalents - beginning	625,796	245,381
Cash and cash equivalents - ending	$147,450	$332,861

Supplemental Disclosure of Cash Flow Information:
Cash paid for interest	$63,222	$24,986
Cash paid for income taxes	$-	$-
Supplementary Disclosure of Non-cash Investing and Financing Activities:
Financing of prepaid insurance contracts	$32,837	$55,560
Prepaid stock-based consulting	$65,500	$340,000

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

1. Organization and Basis of Presentation

Organization

GelTech Solutions, Inc. (“GelTech” or the “Company”) is a Delaware corporation. GelTech is primarily engaged in business activities that include finalizing the development of products in three distinct markets and beginning the marketing and delivery of products in two of those markets: (i) FireIce® a patented fire suppression product, which is non-toxic and when combined with water becomes a water-based gel product used to suppress fires involving structures, personal property and forest wildfires; (ii) Soil₂O™ a moisture preservation solution that has many applications useful in the agricultural industry including water and nutrient retention in golf course maintenance,  landscaping and  Soil₂O™ ‘Dust Control’, our new application which is used for moisture retention in industries with dust control problems. and (iii) SkinArmor™, an ointment used for protecting skin from direct flame and high temperature. Additionally, GelTech owns a United States patent for a method to modify weather.

The corporate office is located in Jupiter, Florida.

Basis of Presentation

The accompanying unaudited condensed consolidated interim financial statements include the accounts of the Company and its two wholly owned subsidiaries: Weather Tech Innovations, Inc. and FireIce Gel, Inc. (formerly GelTech Innovations, Inc.). Prior to July 1, 2008, there had been no activity in either subsidiary. Beginning on July 1, 2008, the Company began operating the marketing, sales and distribution of FireIce® through FireIce Gel, Inc. These unaudited, condensed consolidated interim financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) in accordance with the rules and regulations of the U.S. Securities and Exchange Commission (”SEC”) for interim financial information. Accordingly, they do not include all of the information and footnotes required by "GAAP" for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring adjustments) considered necessary for a fair presentation have been included. The information included in these unaudited condensed consolidated financial statements should be read in conjunction with Management’s Discussion and Analysis of Financial Conditions and Results of Operations contained in this report and the audited consolidated financial statements and accompanying notes included in the Company’s Annual Report on Form 10-K for the year ended June 30, 2010 filed on September 28, 2010.

Inventories

Inventories as of December 31, 2010 consisted of raw materials and finished goods in the amounts of $113,554 and $143,499, respectively.

Revenue Recognition

Revenue from sales of products is recognized when persuasive evidence of an arrangement exists, products have been shipped to the customer, economic risk of loss has passed to the customer, the price is fixed or determinable, collection is reasonably assured, and any future obligations of the Company are insignificant.   Revenue is shown net of returns and allowances.

Products shipped from either our third-party fulfillment company or our Jupiter, Florida location are shipped FOB shipping point.  Normal terms are net 30 or net 60 days depending on the arrangement we have with the customer.  As such, revenue is recognized when product has been shipped from either the  third-party fulfillment company or from the Jupiter, Florida location.

The Company follows the guidance of ASC 605-50-25, “Revenue Recognition, Customer Payments” Accordingly, any incentives received from vendors are recognized as a reduction of the cost of goods sold. Promotional products or samples given to customers or potential customers are recognized as a cost of goods sold. Cash incentives provided to our customers are recognized as a reduction of the related sale price, and, therefore, are a reduction in sales.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

Use of Estimates

The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Management believes that the estimates utilized in preparing its financial statements are reasonable; however, actual results could differ materially from these estimates. Significant estimates in the fiscal 2011 period include the allowance for doubtful accounts, depreciation and amortization, valuation of inventories, valuation of options and warrants granted for services, valuation of common stock granted for services and the valuation of deferred tax assets.

Net Earnings (Loss) per Share

The Company computes net earnings (loss) per share in accordance with ASC 260-10, “Earnings per Share.” ASC 260-10 requires presentation of both basic and diluted earnings per share (“EPS”) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders by the weighted average number of common shares outstanding during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period. Diluted EPS excludes all dilutive potential common shares if their effect is anti-dilutive. At December 31, 2010, there were options to purchase 5,017,007 shares of the Company’s common stock and warrants to purchase 3,922,361 shares of the Company’s common stock which may dilute future earnings per share.

Stock-Based Compensation

On July 19, 2006 (inception), the Company adopted ASC 718-10, “Share-Based Payment,” which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees and directors including employee stock options, restricted stock units, and employee stock purchases based on estimated fair values.

Stock-based compensation expense recognized under ASC 718-10 for the period July 1, 2010 to December 31, 2010 was $477,674 for stock options granted to employees, directors and advisors.  In addition the Company recognized stock based compensation expense of $297,640 during the six months ended December 31, 2010 related to stock options granted to consultants and recognized expense of $90,000 related to restricted stock granted to a consultant.  All these amounts are included in selling, general and administrative expenses on the consolidated statements of operations.  Stock-based compensation expense recognized during the period is based on the value of the portion of share-based payment awards that is ultimately expected to vest during the period. At December 31, 2010, the total compensation cost for stock options not yet recognized was approximately $1,565,048.   This cost will be recognized over the remaining vesting term of the options of approximately three years.

A summary of stock option transactions for all employee and director stock options for the six months ended December 31, 2010 and 2009 is as follows:

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

Employee Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	2,714,000	$0.92	8.20
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	(500,000)	$1.00	9.75
Expired	-	$-	-
Outstanding at December 31, 2009	2,214,000	$0.90	7.40	$2,434,552
Exercisable at December 31, 2009	987,573	$0.88	5.80	$1,101,658

Weighted average fair value of options granted during the six months ended December 31, 2009		N/A

Balance at June 30, 2010	1,649,007	$0.88	6.40
Granted	2,283,000	$1.22	5.14
Exercised	-	$-	-
Options sold to third party	-	$-	-
Forfeited	-	$-	-
Expired	-	$-
Outstanding at December 31, 2010	3,932,007	$1.07	5.38	$528,709
Exercisable at December 31, 2010	1,604,507	$0.94	4.99	$428,709

Weighted average fair value of options granted during the six months ended December 31, 2010		$0.78

A summary of options issued to non-employees under the 2007 Plan and changes during the period from June 30, 2010 to December 31, 2010 and from June 30, 2009 to December 31, 2009 is as follows:

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

Options Issued to Directors
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	205,000	$0.86	5.89
Granted	100,000	$1.84	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2009	305,000	$1.18	7.42	$249,050
Exercisable at December 31, 2009	238,336	$1.01	6.89	$236,432

Weighted average fair value of options granted during the six months ended December 31, 2009		N/A

Balance at June 30, 2010	370,000	$1.28	7.41
Granted	210,000	$1.20	10.00
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	580,000	$1.25	7.86	$72,650
Exercisable at December 31, 2010	334,166	$1.22	6.67	$69,650

Weighted average fair value of options granted during the six months ended December 31, 2010		$0.74

On July 1, 2010, the Company granted options to purchase 165,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.21 per share, vest over one year and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 96.46% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.5 years (using the simplified method) and a discount rate of 1.96%. The value of the options will be recognized over the vesting term, one year.

On July 6, 2010, the Company granted options to purchase 33,000 shares of the Company’s common stock to directors of the Company. The options have an exercise price of $1.20 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 96.03% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 2.24%. The value of the options will be recognized over the vesting term, three years.

On August 12, 2010, the Company granted options to purchase 30,000 shares of the Company’s common stock to a new director upon his appointment to the board. The options have an exercise price of $1.08 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 94.2% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

On September 27, 2010, the Company granted options to purchase 10,000 shares of the Company’s common stock to a director upon his appointment as chairman of the Company’s audit committee. The options have an exercise price of $1.35 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 92.4% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

On September 29, 2010, the Company granted options to purchase 5,000 shares of the Company’s common stock to a director upon his appointment as a member of the Company’s audit committee. The options have an exercise price of $1.38 per share, vest over three years and have a ten year term. The options were valued using the Black-Scholes model using a volatility of 92.4% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 6.5 years (using the simplified method) and a discount rate of 1.76%. The value of the options will be recognized over the vesting term, three years.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

On December 8, 2010, the Company granted options to purchase a total of 2,250,000 shares of the Company’s common stock to its Chief Executive Officer, President and Chief Technology Officer. The grants of 750,000 options per officer, 150,000 vested immediately and the remainder vest semiannually over three years beginning June 30, 2011, have an exercise price of $1.22 per share, and have a five year term. The options were valued using the Black-Scholes model using a volatility of 89.39% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 4.0 years (using the simplified method) and a discount rate of 1.42%. The value of the options will be recognized 20% immediately and the remainder over the vesting term, three years.

A summary of options issued to non-employees under the 2007 Plan and changes during the six month periods from June 30, 2009 to December 31, 2009 and from June 30, 2010 to December 31, 2010 is as follows:

Non-Employee, Non-Director Options
	Number of Options	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life	Aggregate Intrinsic Value
Balance at June 30, 2009	170,000	$1.00	3.53
Granted	-	$-	-
Exercised	(15,000)	$1.00	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2009	155,000	$1.00	3.02	$155,000
Exercisable at December 31, 2009	155,000	$1.00	3.02	$155,000

Weighted average fair value of options granted during the six months ended December 31, 2009		N/A

Balance at June 30, 2010	155,000	$1.00	2.53
Granted	350,000	$1.22	5.00
Options purchased from officer	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	505,000	$1.15	4.04	$31,000
Exercisable at December 31, 2010	505,000	$1.15	4.04	$31,000

Weighted average fair value of options granted during the six months ended December 31, 2010		$0.85

On December 8, 2010, the Company granted options to purchase a total of 350,000 shares of the Company’s common stock, 100,000 to its legal counsel and 250,000 to a consultant, in recognition of past service to the Company.  Options vested immediately, are exercisable at $1.22 per share, and have a five year term. The options were valued using the Black-Scholes model using a volatility of 89.39% (derived using the historical market price for the Company’s common stock since it began trading in June 2008), an expected term of 5.0 years, and a discount rate of 1.87%. The value of the options was recognized in December 2010.

Determining Fair Value Under ASC 718-10

The Company estimates the fair value of stock options granted using the Black-Scholes option-pricing formula and a single option award approach. This fair value is then amortized on a straight-line basis over the requisite service periods of the awards, which is generally the vesting period. The Company’s determination of fair value using an option-pricing model is affected by the stock price as well as assumptions regarding the number of highly subjective variables.

The Company estimates volatility based upon the historical stock price of the Company and estimates the expected term for employee stock options using the simplified method. The risk free rate is determined based upon the prevailing rate of United States Treasury securities with similar maturities.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

The fair value of stock option grants for the period from July 1, 2010 to December 31, 2010 was estimated to have a weighted average fair value of $0.78, using the following assumptions:

Risk free interest rate	1.42% - 2.24%
Expected term (in years)	4.0 - 6.5
Dividend yield	––
Volatility of common stock	89.4% - 96.46%
Estimated annual forfeitures	––

New Accounting Pronouncements

In January 2010, the FASB issued ASU 2010-06, “Fair Value Measurements and Disclosures (Topic 820): Improving Disclosures about Fair Value Measurements”.  This update provides amendments to Topic 820 that will provide more robust disclosures about (1) the different classes of assets and liabilities measured at fair value, (2) the valuation techniques and inputs used, (3) the activity in Level 3 fair value measurements, and (4) the transfers between Levels 1, 2, and 3.  The adoption of ASU 2010-06 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In February 2010, the FASB issued ASU 2010-09, “Subsequent Events (Topic 855): Amendments to Certain Recognition and Disclosure Requirements”.  This update addresses both the interaction of the requirements of Topic 855, “Subsequent Events”, with the SEC’s reporting requirements and the intended breadth of the reissuance disclosures provision related to subsequent events (paragraph 855-10-50-4). The amendments in this update have the potential to change reporting by both private and public entities, however, the nature of the change may vary depending on facts and circumstances.  The adoption of ASU 2010-09 did not have a material impact on the Company’s consolidated results of operations or financial condition.

In April 2010, the FASB issued ASU No. 2010-13, “Compensation – Stock Compensation”.  This update will clarify the classification of an employee share based payment award with an exercise price denominated in the currency of a market in which the underlying security trades.  This update will be effective for the first fiscal quarter beginning after December 15, 2010, with early adoption permitted.  The Company does not expect the provisions of ASU 2010-13 to have a material effect on the Company’s consolidated results of operations or financial condition.

Other ASUs not effective until after December 31, 2010 are not expected to have a significant effect on the Company consolidated financial position or results of operations.

2. Going Concern

These unaudited condensed consolidated financial statements have been prepared on a going concern basis, which implies the Company will continue to realize it assets and discharge its liabilities in the normal course of business. As of December 31, 2010, the Company had a working capital deficit of $1,949,478  had an accumulated deficit and stockholders’ deficit of $12,412,626 and $1,787,641, respectively, and incurred losses from operations of $2,568,513 for the six months ended December 31, 2010 and used cash from operations of $1,632,695 during the six months ended December 31, 2010.  In addition, the Company has not yet generated revenue sufficient to support ongoing operations. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. The continuation of the Company as a going concern is dependent upon the continued financial support from its stockholders, the ability of the Company to obtain necessary debt or equity financing to continue operations, and the attainment of profitable operations. These unaudited condensed consolidated financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

In May 2010, the Company renewed its $2.5 million line of credit agreement with its largest stockholder to provide working capital for the Company.  The stockholder had arranged a similar financing with a bank, which is secured by real property and for which the stockholder is personally responsible.  During the six months ended December 31, 2010 the Company issued 984,000 shares of common stock and 515,000 warrants to purchase common stock in exchange for $825,400, net of a $10,000  finder’s fee.  In addition, in September 2010, the Company signed a purchase agreement with an investment bank which provides for the sale of up to an additional $4.8 million worth of common stock of the Company.  Since signing the agreement the Company has issued 331,114 shares of common stock and five year warrants to purchase 200,000 shares of common stock in exchange for $340,001. In January 2011 the Company signed an additional agreement  with an investment bank to find private investors for the Company’s common stock and is currently exploring other sources for raising additional equity or debt from private investors and believes that the actions presently being taken provide the opportunity for the Company to continue as a going concern.

3. Line of Credit Agreement

On May 29, 2009, the Company entered into a Credit Enhancement and Financing Security Agreement with the Company’s largest principal stockholder. In connection with this agreement the Company executed a Revolving Promissory Note which permits the Company to borrow up to $2,500,000. Interest, at an annual rate of 5%, is due monthly on the 20th day of each month which commenced on July 20, 2009.

In May 2010, the Lender extended the due date of the line of credit to May 2011.  Additionally, the Company may be compelled to pay the outstanding principal balance earlier during which it will not be permitted to borrow any sums for a period of 30 consecutive days.

 As of December 31, 2010, the Company has received advances against the note of $2,458,156 of which $1,058,943 was used to repay amounts owed under previous lines of credit.  Interest expense on the note for the six months ended December 31, 2010 was $201,898, including $139,010 related to the amortization of debt issuance costs.

4. Stockholders’ Equity

The issuances of common stock during the six months ended December 31, 2010 were as follows:

In September 2010, the Company issued 180,000 shares of common stock and issued three year warrants to purchase 180,000 shares of common stock at an exercise price of $1.25 per share in exchange for $162,000 in private placements with two accredited investors.

On September 1, 2010, the Company signed a $5 million purchase agreement with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“LPC”).  Upon signing the agreement, the Company received $190,000, net of a $10,000 finder’s fee, from LPC as an initial purchase under the $5 million commitment in exchange for 200,000 shares of the Company’s common stock and five year warrants to purchase 200,000 shares common stock at an exercise price of $1.25 per share.  The Company also entered into a registration rights agreement with LPC whereby it agreed to file a registration statement related to the transaction with the Securities and Exchange Commission (“SEC”) covering the shares that may be issued to LPC under the purchase agreement.  The Company filed a registration statement on November 4, 2010 which became effective on November 29, 2010.   Under the registration statement, the Company registered 2.5 million shares of the Company’s common stock. Since November 29, 2010, the Company has issued 131,114 shares of common stock in exchange for $140,001 under the purchase agreement. The Company has the right, in its sole discretion, over a 30-month period to sell shares of common stock to LPC in amounts up to $500,000 per sale, depending on certain conditions as set forth in the purchase agreement, up to an additional $4.8 million.

There are no upper limits to the price LPC may pay to purchase our common stock and the purchase price of the shares related to the $4.8 million of future funding will be based on the prevailing market prices of the Company’s shares immediately preceding the time of sales without any fixed discount, and the Company will control the timing and amount of any future sales of shares to LPC.  LPC shall not have the right or the obligation to purchase any shares of common stock on any business day that the price the Company’s common stock is below $1.00.

In consideration for entering into the $5 million agreement, the Company issued to LPC 75,000 shares of common stock as a commitment fee and will issue up to 225,000 shares pro rata as LPC purchases additional shares.  The commitment shares are subject to a 30 month lock up restriction.  The purchase agreement may be terminated by the Company at any time at our discretion without any cost to it.  Except for a limitation on variable priced financings, there are no financial or business covenants, restrictions on future fundings, rights of first refusal, participation rights, penalties or liquidated damages in the agreement.  The Company expects to use the proceeds for working capital and other general corporate purposes.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

As of September 30, 2010, 50,000 shares of common stock were issuable in connection with a one year consulting agreement for investor relations.  The shares vest quarterly beginning September 30, 2010, subject to continued employment as a consultant to the Company.  The Company recorded prepaid expense and additional paid in capital of $65,500 and is amortizing the prepaid expense over the period of the agreement, one year.  In addition, the Company records an adjustment each quarter for the vesting of the restricted stock.  During the three months ended December 31, 2010, the Company recorded amortization of the prepaid in the amount of $16,375 and recognized the vesting of 12,500 shares of common stock.

During the three months ended December 31, 2010, the Company issued 804,000 shares of common stock and three year warrants to purchase 515,000 shares of common stock at an exercise price of $1.25 per share in exchange for $673,400, net of a $10,000 commission paid as a finder’s fee.

On December 8, 2010, the board authorized the issuance of an additional 75,000 shares of restricted common stock in recognition of the past performance of the Company’s investor relations consultant.  This stock was value at $90,000 based upon the fair market value of the stock on the date of the grant, $1.20.

Common Stock Warrants

A summary of warrants issued for cash and changes during the periods June 30, 2009 to December 31, 2009 and from June 30, 2010 to December 31, 2010 is as follows:

Warrants Issued as Settlements
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2009	474,058	$1.05	0.91
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2009	474,058	$1.05	0.41
Exercisable at December 31, 2009	474,058	$1.05	0.41

Weighted average fair value of warrants granted during the six months ended December 31, 2009		N/A

Balance at June 30, 2010	474,058	$1.05	1.92
Granted	-	$-	-
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	474,058	$1.05	1.41
Exercisable at December 31, 2010	474,058	$1.05	1.41

Weighted average fair value of warrants granted during the six months ended December 31, 2010		N/A

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

A summary of warrants issued for cash and changes during the periods June 30, 2009 to December 31, 2009 and from June 30, 2010 to December 31, 2010 is as follows:

Warrants issued for cash
	Number of Warrants	Weighted Average Exercise Price	Remaining Contractual Life
Balance at June 30, 2009	528,303	$1.14	1.29
Granted	455,000	$1.63	3.0
Exercised	-	$-	-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2009	983,303	$1.37	1.77
Exercisable at December 31, 2009	983,303	$1.37	1.77

Weighted average fair value of warrants granted during the six months ended December 31, 2009		N/A

Balance at June 30, 2010	2,733,303	$1.56	2.37
Granted	715,000	$1.25	3.56
Exercised	-	$-
Forfeited	-	$-	-
Expired	-	$-	-
Outstanding at December 31, 2010	3,448,303	$1.49	2.17
Exercisable at December 31, 2010	3,448,303	$1.49	2.17

Weighted average fair value of warrants granted during the six months ended December 31, 2010		N/A

In connection with private placement transactions, the Company issued three year warrants to purchase 515,000 shares of the Company’s common stock at an exercise price of $1.25 per share and issued five year warrants to purchase 200,000 shares of the Company’s common stock at an exercise price of $1.25 per share.

In December 2010, the Company announced a marketing arrangement with a prominent actor.  In connection with the arrangement, the Company agreed to issue the actor five year options to purchase up to 2,000,000 shares of common stock at $1.20 per share upon the signing of an agreement.  As of December 31, 2010, the agreement had not been signed. The options vest 1,000,000 in increments of 250,000 each when the market price of the Company’s common stock meets certain prescribed levels and 1,000,000 options will vest when the market price of the Company’s common stock reaches $5.00 per share.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

5. Fair Value Measurements

In July 2009, the Company implemented FASB Accounting Standards Codification 820 “Fair Value Measurements and Disclosures” (formerly SFAS 157, “Fair Value Measurements”), relative to its financial assets and liabilities that are recognized or disclosed at fair value in the financial statements at least annually.

Our cash and cash equivalents are recorded at fair value as determined through market, observable and corroborated sources

As of December 31, the Company’s cash and cash equivalents that are carried at fair value on a recurring basis include the following:

	Fair Value Measurements Using
	Total	Quoted Prices in Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)

Cash	$147,450	$147,450	$––	$––

6. Commitments and Contingencies

The Company leases office and warehouse space located in Jupiter, Florida under a month-to-month lease.

Rent expense for the six months ended December 31, 2010 and 2009 was $49,264.

In December 2008, the Compensation Committee approved new employment terms for each of the Company’s three executive officers. Each received an annual salary of $125,000 for the balance of fiscal 2009 with increases to $150,000 and $175,000 for fiscal 2010 and 2011, subject to the discretion of the Compensation Committee. Target bonuses, subject to the discretion of the Compensation Committee, are $112,500 and $131,250 for fiscal 2010 and 2011, respectively based upon meeting job performance, revenue growth, positive cash flow and pre-tax income. No bonuses were awarded for fiscal 2010 or fiscal 2009. Additionally, each executive received a grant of 500,000 10-year options exercisable over 10 years. The options vest annually subject to continued employment with the Company and subject to meeting budgeted revenue targets. If the Company fails to meet any revenue targets, the Compensation Committee has discretion to vest the options.

The Company was sued by a former employee on June 23, 2008, alleging breach of a consulting agreement and an employment agreement entered into in May and June 2007, respectively.  In addition, the plaintiff seeks to recover certain of his  personal property, which was used or stored in the Company’s offices, and alleges the Company invaded his privacy by looking at his personal computer (which was used in the Company’s business) in the Company’s offices.  The lawsuit is pending and the Company believes the lawsuit is baseless.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES
NOTES TO CONDENSED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2010
(Unaudited)

7. Related Party Transactions

In addition to the Chief Executive Officer (CEO) and the Chief Technology Officer (CTO) the following related parties are employed at GelTech:

●	The CEO’s wife is a bookkeeper at $1,000 per week,

●	The CEO and CTO’s father is a researcher at $1,200 per week, and

●	The CEO and CTO’s mother is a receptionist at $600 per week.

We believe all of these salaries are at or are below the going rate of what such services would cost on the open market.

The Company has employment arrangements with its executive officers which are described under Note 6.

On May 29, 2009, the Company entered into a Credit Enhancement and Financing Security Agreement (the “Agreement”) with the Company’s largest principal stockholder.  Also on May 29, 2009, the Company entered into a $2,500,000 Revolving Line of Credit Agreement (the “Credit Agreement”) and borrowed $1,550,000 under the Credit Agreement (See Note 3).

In addition, on May 29, 2009, the Company and its largest principal stockholder entered into a Loan Cancellation Agreement by which the $1,058,943 due under the Former Credit Facilities was repaid and the Former Credit Facilities were cancelled.  This $1,058,943 sum is part of the $1,550,000 borrowed by the Company. As consideration for entering into the Agreement, the Company’s largest stockholder was paid $60,000 and issued 150,000 shares of the Company’s common stock.   The fair market value of the stock, $285,000, plus the amount paid in cash have been recorded as debt acquisition costs and are being amortized over the term of the line of credit agreement, one year (See Note 3).

8. Concentrations

The Company maintains its cash in bank and financial institution deposits that at times may exceed federally insured limits. The Company has not experienced any losses in such accounts through December 31, 2010.  As of December 31, 2010, there were cash equivalent balances of $1,509 held in depository accounts that are not insured.

At December 31, 2010, three customers account for 45.1%, 18.6% and 13.8% of accounts receivable.

For the six months ended December 31, 2010 three customers accounted for approximately 29.6%, 12.7% and 10.7% of sales.

During the six months ended December 31, 2010 all sales resulted from two products, FireIce® and Soil2O™ which made up 81.1% and 18.9%, respectively, of total sales.  Of the FireIce® sales, 56% related to sales of FireIce product and 44% related to sales of the FireIce Home Defense units.

Three vendors accounted for 44.8%, 14.4% and 12.7% of the Company’s approximately $97,000 of raw material and packaging purchases during the six months ended December 31, 2010.

9. Subsequent Events

In January 2011, the Company’s largest principal shareholder was issued 303,303 shares of common stock in exchange for $379,129 in connection with the exercise of warrants with an exercise price of $1.25 per share at a time when the market price was lower than $1.25 per share.  In addition, in order to induce the exercise which was above the market price of the Company's common stock, the Company granted this shareholder new three year warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.25 per share.  The warrants were valued using the Black Scholes option pricing model using a volatility of 88.18% based upon the historical price of the stock, a market rate of $1.15, the fair value on the date of the grant, a discount rate of 1.07% and an expected term of three years.  The resulting expense in the amount of $62,499 will be recorded in other expense during the three months ending March 31, 2011.

In January 2011, the Company issued 45,000 shares of restricted common stock to an investment bank in connection with agreement whereby the investment bank would assist the Company in selling common stock and warrants to private investors.  Additionally, the investment bank is entitled to receive additional shares of common stock and warrants to purchase common stock equal to 9% of the number of shares sold by the Company to investors introduced to the Company by the investment bank in connection with the agreement as well as cash commissions.  The shares of restricted common stock were valued at $54,000 based upon the fair market value on the date of the grant, $1.20,  and will be recorded as prepaid commissions.  Any cash commissions paid will be offset against the proceeds from the private placement equity transactions. On January 12, 2011, the Company issued 28,192 shares of common stock to LPC in exchange for $30,000 as part of the purchase agreement.   (See Note 4)

In February 2011, the Company issued 230,000 shares of common stock and three year warrants to purchase 115,000 shares of common stock at an exercise price of $1.25 per share in exchange for $195,500 in connection with a private placement with an accredited investor.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

ITEM 2. MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS.

Certain statements in “Management’s Discussion and Analysis and of Financial Condition and Results of Operations” are forward-looking statements that involve risks and uncertainties. Words such as may, will, should, would, anticipates, expects, intends, plans, believes, seeks, estimates and similar expressions identify such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s analysis only as of the date hereof. We assume no obligation to update these forward-looking statements to reflect actual results or changes in factors or assumptions affecting forward-looking statements.

Overview

GelTech Solutions, Inc. markets three products: (1) FireIce®, a water soluble fire retardant used to protect firefighters, structures and wildlands; during the three months ended December 31, 2010, the Company began marketing its FireIce® Home Defense Unit, a system for applying FireIce® to structures to protect them from wildfires;  (2) Soil₂O™,  a product which reduces the use of water and is primarily marketed to golf courses and the agriculture market and Soil₂O™ ‘Dust Control’, our new application which is used for moisture retention in industries with dust control problems.; and (3) SkinArmor™, an innovative new fire retardant skin ointment being developed that can be used to assist in protecting exposed skin from the effects of fire.  Our financial statements have been prepared on a going concern basis, and we need to generate sufficient material revenues to support the ongoing business of the Company.

RESULTS OF OPERATIONS

FOR THE SIX MONTHS ENDED DECEMBER 31, 2010 COMPARED TO THE SIX MONTHS ENDED DECEMBER 31, 2009.

Sales

For the six months ended December 31, 2010, we had sales of $89,194 as compared to sales of $525,421 for the six months ended December 31, 2009, a decrease of $436,227.  The decrease in sales resulted from two major sales of FireIce® amounting to $416,000 during the six months ended December 31, 2009. These sales were to our distributor in China.  In early 2010, the Chinese government implemented a new regulation which required all products sold to the Chinese fire service to undergo a quality control examination by the Beijing Fire Authority.  As such, sales of our product in China were suspended while FireIce® was being tested by the Beijing Fire Authority.  In January 2011, the Company received certification from  the Beijing Fire Authority to begin marketing FireIce® in China.  As such we anticipate the resumption of shipments to our Chinese distributor in the near future. Sales of product during the six months ended December 31, 2010 of $16,802 for Soil2O™ and $72,392 for FireIce® and related products.

Cost of Goods Sold

Cost of goods sold was $38,870 for the six months ended December 31, 2010 as compared to a cost of goods sold of $160,130 for the six months ended December 31, 2009.  The decrease was the direct result of the decrease in sales.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

Selling, General and Administrative Expenses

S, G & A expenses were $2,571,396 for the six months ended December 31, 2010 as compared to $1,686,747 for the six months ended December 31, 2009. The increase in 2010 expenses resulted from  increases in non-cash stock option expense of $274,000 due to the granting of new options to the Company’s CEO, President and CTO and various other employees,  increases in professional fees of $627,000 primarily the result the Company granting options to legal counsel and a consultant amounting to $297,000 in non-cash expenses, the granting of restricted stock  to a consultant for  a $90,000 non-cash charge and additional legal fees in connection with the filing of a registration statement as a result of the Lincoln Park purchase agreement and new patent filings in connection with the Home Defense Unit, and an increase in sales and marketing expense $109,000 in connection with the launch of the Home Defense Unit.  These increases were partially offset by a decrease in commissions of $144,000 which resulted from the two large sales of FireIce® during the six months ended December 31, 2009.

Research and Development Expenses

R&D expenses were $47,441 for the six months ended December 31, 2010 as compared to $6,837 for the six months ended December 31, 2009. The increase relates to testing of specific applications of FireIce® for use by a potential customer in the public utilities industry.

Loss from Operations

Loss from operations was $2,568,513 for the six months ended December 31, 2010 as compared to $1,328,293 for the six months ended December 31, 2009. The increased loss resulted from the higher operating expenses and lower sales as previously discussed.

Interest Income

Interest income was $2,314 for the six months ended December 31, 2010 as compared to $61 for the six months ended December 31, 2009.  The increase resulted from higher cash balances on hand during the six months ended December 31, 2010.

Interest Expense

Interest expense was $203,241 for the six months ended December 31, 2010 as compared to $228,163 for the six months ended December 31, 2009. The decrease resulted from the lower value of the stock and warrants granted in 2010 to extend the line of credit as compared to the stock and warrants granted in 2009 to originate the line of credit.  Amortization of these costs was $139,010 for the six months ended December 31, 2010 as compared to $172,500 for the six months ended December 31, 2009.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

Net Loss

Net loss was $2,769,440 for the six months ended December 31, 2010 as compared to $1,556,395 for the six months ended December 31, 2009. The higher net loss resulted from the higher operating expenses and lower sales. Net loss per common share was $0.16 for the six months ended December 31, 2010 as compared to $0.11 for the six months ended December 31, 2009. The weighted average number of share outstanding for the six months ended December 31, 2010 and 2009 were 17,000,947 and 13,943,989, respectively.

FOR THE THREE MONTHS ENDED DECEMBER 31, 2010 COMPARED TO THE THREE MONTHS ENDED DECEMBER 31, 2009.

Sales

For the three months ended December 31, 2010, we had sales of $60,637 as compared to sales of $237,867 for the three months ended December 31, 2009, a decrease of $177,230.  The decrease in sales resulted from one major sale of FireIce® amounting to $207,500 during the three months ended December 31, 2009, offset by higher sales of Soil2O™ and FireIce® and its related products.  The major sale during the three months ended December 31, 2009 was to our distributor in China.  As previously discussed, we anticipate the resumption of sales to our Chinese distributor in the near future.  Sales of product during the three months ended December 31, 2010 consisted of $16,351 for Soil2O™ and $44,286 for FireIce® and related products.

Cost of Goods Sold

Cost of goods sold was $30,206 for the three months ended December 31, 2010 as compared to a cost of goods sold of $68,924 for the three months ended December 31, 2009.  The decrease was the direct result of the decrease in sales. Cost of sales as a percentage of sales increased during the three months ended December 31, 2010 compared to the three months ended December 31, 2009, as a result $26,000 of sales of the FireIce Home Defense Unit which carries a lower profit margin than the other products.

Selling, General and Administrative Expenses

S,G&A expenses were $1,690,215 for the three months ended December 31, 2010 as compared to $948,089 for the three months ended December 31, 2009. The increase in 2010 expenses resulted from  increases in non-cash stock option expense of $237,000 due to the granting of new options to the Company’s CEO, President and CTO and various other employees,  increases in professional fees of $487,000 primarily the result the granting of options to legal counsel and a consultant amounting to $297,000 in non-cash expenses, the granting restricted stock of  to a consultant for a $90,000 non-cash charge and additional legal fees in connection with the filing of a registration statement as a result of the Lincoln Park purchase agreement and new patent filings in connection with the Home Defense Unit,  and an increase in sales and marketing expense of $89,000 in connection with the launch of the Home Defense Unit.  These increases in 2010 expenses were partially offset by a decrease of $74,000 in commissions related to the one large sale of FireIce in 2009.

Research and Development Expenses

R&D expenses were $11,858 for the three months ended December 31, 2010 as compared to $3,071 for the three months ended December 31, 2009. The increase relates to testing of specific applications of FireIce® for use by a potential customer in the public utilities industry.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

Loss from Operations

Loss from operations was $1,671,642 for the three months ended December 31, 2010 as compared to $782,217 for the three months ended December 31, 2009. The increase resulted from the higher operating expenses and lower sales as previously discussed.

Interest Income

Interest income was $1,040 for the three months ended December 31, 2010 as compared to $49 for the three months ended December 31, 2009 primarily due to higher cash balances resulting from the private placement transactions earlier in the quarter.

Interest Expense

Interest expense was $101,691 for the three months ended December 31, 2010 as compared to $116,906 for the three months ended December 31, 2009. The decrease resulted from the lower value of the stock and warrants granted in 2010 to extend the line of credit as compared to the stock and warrants granted in 2009 to originate the line of credit.  Amortization of these costs was $69,505 for the three months ended December 31, 2010 as compared to $86,250 for the three months ended December 31, 2009.

Net Loss

Net loss was $1,772,293 for the three months ended December 31, 2010 as compared to $899,074 for the three months ended December 31, 2009. The higher net loss resulted from the higher operating expenses, interest expense, and lower sales. Net loss per common share was $0.10 for the three months ended December 31, 2010 as compared to $0.06 for the three months ended December 31, 2009. The weighted average number of share outstanding for the three months ended December 31, 2010 and 2009 were 17,332,044 and 14,028,038, respectively.

LIQUIDITY AND CAPITAL RESOURCES

For the six months ended December 31, 2010, we used net cash of $1,632,695 in operating activities as compared to $1,281,055 for the six months ended December 31, 2009.  The increase in cash used from operations was primarily the result of an increase in the net loss of $1,196,670 for the reasons identified above which were partially offset by an increase in stock option compensation expense of $274,000 and an increase in stock options issued for services of $297,640 and restricted stock issued for services of $90,000.   In addition, accounts payable increased $120,000 during the six months ended December 31, 2010 and accrued expenses declined $74,577.

Cash flows used in investing activities for the six months ended December 31, 2010 amounted to $2,358 and related to purchases of computer equipment for the corporate office.  Cash flows used by investing activities for the six months ended December 31, 2009 amounted to $1,103 and consisted of the purchases of furniture, fixtures and equipment.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

Cash flows from financing activities for the six months ended December 31, 2010 were $1,156,707 as compared to $1,369,638 for the six months ended September 30, 2009.  During the six months ended September 30, 2010, we received $1,165,401 from the sale of common stock and warrants in private placements, net of commissions paid. These proceeds were used for working capital and to repay $8,694 of insurance premium financing.  During the six months ended December 31, 2009, we received proceeds of $900,000 from a line of credit agreement with our largest shareholder, we received 470,000 from the sale of stock and warrant and received 15,000 from the exercise of options.  We used the proceeds in fiscal 2009 for working capital and to repay $15,362 of insurance finance contracts.

As of the filing date of this report, we have $413,000 in available cash. We do not anticipate the need to purchase any material capital assets in order to carry out our business.  In May 2010, we signed a one year extension on a $2,500,000 revolving line of credit agreement with our largest shareholder.  This line of credit was used to repay prior debt to the shareholder, and provide us with working capital. As of the filing date of this report, GelTech has borrowed $2,458,156 under this line of credit.  The revolving line of credit note requires us to pay the outstanding principal balance prior to its due date during which we will not be permitted to borrow any sums for a period of 30 consecutive days.  We expect to renew this line of credit.

On September 1, 2010, GelTech signed a $5 million Purchase Agreement with Lincoln Park.  Upon signing the agreement, we received $200,000 from Lincoln Park as an initial purchase under the $5 million commitment in exchange for 200,000 shares of our common stock and warrants to purchase 200,000 shares common stock at an exercise price of $1.25 per share.  We also entered into a Registration Rights Agreement with Lincoln Park whereby we agreed to file a registration statement related to the transaction with the SEC covering the shares that may be issued to Lincoln Park under the Purchase Agreement.  We filed the required registration statement to register the public sale of 2,500,000 shares.  This filing became effective on November 29, 2010.  We have the right, in our sole discretion, over a 30-month period to sell shares of common stock to Lincoln Park in amounts up to $500,000 per sale, depending on certain conditions as set forth in the Purchase Agreement.  We are currently limited to sales of $30,000 based on the current market price of stock.  The actual amount of money we can receive from Lincoln Park every two-business days will be based upon the price of our common stock, as follows:

PRICE PER SHARE	AMOUNT OF MONEY
$1.00 - $1.39	$30,000
$1.40 - $1.79	$60,000
$1.80 - $2.99	$120,000
$3.00 - $3.99	$240,000
$4.00 or Higher	$500,000

The actual number of shares we sell will be determined by dividing the payment to us by the actual price per share.

Since November 29, 2010, the Company has issued 159,306 shares of common stock under the agreement in exchange for $170,001.  As of the filing date of this report, there are approximately 1.9 million registered shares remaining which the Company may sell to Lincoln Park

In January 2011, the Company’s largest shareholder was issued 303,303 shares of common stock in exchange for $379,129 in connection with the exercise of warrants with an exercise price of $1.25 per share.  As an inducement to the shareholder to exercise warrants, which were out of the money, the Company issued this shareholder three year warrants to purchase 100,000 shares of the Company’s common stock at an exercise price of $1.25 per share.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

In January 2011, the Company issued 45,000 shares of restricted common stock to an investment bank in connection with an agreement whereby the investment bank would assist the Company in selling common stock and warrants to private investors.  Additionally, the investment bank is entitled to receive additional shares of common stock and warrants to purchase common stock equal to 9% of the number of shares sold by the Company to investors introduced by the investment bank in connection with the agreement.

In February 2011, the Company issued 230,000 shares of common stock and three year warrants to purchase 115,000 shares of common stock at an exercise price of $1.25 per share in exchange for $195,500 in connection with a private placement with an accredited investor.

The Company believes that its working capital needs will be met over the next six to eight months via a combination of sales of stock to Lincoln Park and private investments either through its new arrangement with an investment bank or through the Company’s contacts with other institutional investors. There is no guarantee that such fund raising efforts, if needed,  will be successful  If we are unable to generate substantial cash flows from sales of our products, or through financings, we may not be able to remain operational.

Related Person Transactions

For information on related party transactions and their financial impact, see Note 7 to the Unaudited Condensed Consolidated Financial Statements.

Principal Accounting Estimates

In response to the SEC’s financial reporting release, FR-60, Cautionary Advice Regarding Disclosure About Critical Accounting Policies, the Company has selected its most subjective accounting estimation processes for purposes of explaining the methodology used in calculating the estimate, in addition to the inherent uncertainties pertaining to the estimate and the possible effects on the Company’s financial condition. The accounting estimates are discussed below. This estimate involves certain assumptions that if incorrect could create a material adverse impact on the Company’s results of operations and financial condition.

Revenue Recognition

Under ASC 605-15-25 we recognize sales of our products when each of the following has occurred:

-	The price of the product sold is fixed or determinable and evidence of an agreement is present

-	The title and risk of loss of the product has passed to the buyer and the sale is not contingent upon the buyer being able to resell the product.

-	We have a reasonable expectation that the buyer has the intent and the ability to pay for the product ordered.

-	We have no future obligation to the seller related to the product sold.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

Stock-Based Compensation

Under ASC 718-10 which was effective as of January 1, 2006, we recognize an expense for the fair value of our outstanding stock options as they vest, whether held by employees or others.

We estimate the fair value of each stock option and warrant at the grant date using the Black-Scholes option pricing model based upon certain assumptions which are contained in Note 1 to the Unaudited Condensed Consolidated Financial Statements contained in this report. The Black-Scholes model requires the input of highly subjective assumptions including the expected stock price volatility. Because our stock options and warrants have characteristics different from those of traded options, and because changes in the subjective input of assumptions can materially affect the fair value estimate, in our management’s opinion, the existing models may not necessarily provide a reliable single measure of the fair value of such stock options.

RECENT ACCOUNTING PRONOUNCEMENTS

For information on recent accounting pronouncements, see Note 1 to the Unaudited Condensed Consolidated Financial Statements.

Cautionary Note Regarding Forward-Looking Statements

This report contains forward-looking statements including anticipated extension of our line of credit, expectations regarding our Chinese distributor, our liquidity and anticipated capital asset requirements.  Forward-looking statements can be identified by words such as “anticipates,” “intends,” “plans,” “seeks,” “believes,” “estimates,” “expects” and similar references to future periods.

Forward-looking statements are based on our current expectations and assumptions regarding our business, the economy and other future conditions.  Because forward-looking statements relate to the future, they are subject to inherent uncertainties, risks and changes in circumstances that are difficult to predict.  Our actual results may differ materially from those contemplated by the forward-looking statements.  We caution you therefore against relying on any of these forward-looking statements.  They are neither statements of historical fact nor guarantees or assurances of future performance.  Important factors that could cause actual results to differ materially from those in the forward-looking statements include global and domestic economic conditions, budgetary pressures facing state and local governments, our failure to receive or the potential delay of anticipated orders for our products, unanticipated events which prevent us from extending the line of credit including unanticipated problems with the financial institution and the principal shareholder, and our ability to obtain a QPL listing for FireIce®.

Further information on our risk factors is contained in our filings with the SEC, including the Prospectus dated November 29, 2010.  Any forward-looking statement made by us speaks only as of the date on which it is made.  Factors or events that could cause our actual results to differ may emerge from time to time, and it is not possible for us to predict all of them.  We undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future developments or otherwise, except as may be required by law.

ITEM 3. QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK.

Not applicable to smaller reporting companies

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

ITEM 4. CONTROLS AND PROCEDURES.

Evaluation of Disclosure Controls and Procedures.  Our management carried out an evaluation, with the participation of our Principal Executive Officer and Principal Financial Officer, required by Rule 13a-15 of the Securities Exchange Act of 1934 (the “Exchange Act”) of the effectiveness of our disclosure controls and procedures as defined in Rule 13a-15(e) under the Exchange Act. Based on their evaluation, our management has concluded that our disclosure controls and procedures are effective as of the end of the period covered by this report to ensure that information required to be disclosed by us in the reports that we file or submit under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms and is accumulated and communicated to our management, including our Principal Executive Officer and Principal Financial Officer, as appropriate to allow timely decisions regarding required disclosure.

Changes in Internal Control Over Financial Reporting.  There were no changes in our internal control over financial reporting as defined in Rule 13a-15(f) under the Exchange Act that occurred during the period covered by this report that have materially affected, or are reasonably likely to materially affect, our internal control over financial reporting.

PART II – OTHER INFORMATION

ITEM 1. LEGAL PROCEEDINGS.

There were no material developments to any legal proceedings.

ITEM 1A.  RISK FACTORS.

Not applicable to smaller reporting companies.

ITEM 2. UNREGISTERED SALES OF EQUITY SECURITIES AND USE OF PROCEEDS.

 In addition to those unregistered securities previously disclosed in reports filed with the SEC, we sold securities without registration under the Securities Act of 1933, or the Securities Act, as described below, which were exempt under Section 4(2) and Rule 506 of the Securities Act.

Name or Class of Investor	Date of Sale	No. of Securities	Reason for Issuance

Investor Relations	9/29/10	50,000 shares of common stock	Investor relation services

Private Placement Investors	10/18/10 through 12/14/10	324,000 shares of common stock and 95,000 three-year warrants exercisable at $1.25 per share	Investment of $275,400

Consultants	12/8/10	350,000 stock options exercisable at $1.22 per share	Consulting services

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

ITEM 3. DEFAULTS UPON SENIOR SECURITIES.

None

ITEM 4. (REMOVED AND RESERVED).

ITEM 5. OTHER INFORMATION.

     As previously reported on a Form 8-K, the Company granted Mr. William Shatner 2,000,000 stock options vesting based on specific milestones provided that Mr. Shatner was providing services for the Company.  The Company and Mr. Shatner have been unable to reach a material definitive agreement regarding the services that Mr. Shatner would provide.  Until such time as the Company discloses that such an agreement has been met, investors should assume that no such agreement has been met and the options will not vest and will be terminated.

ITEM 6. EXHIBITS.

Exhibit		Incorporated by Reference			Filed or Furnished
#	Exhibit Description	Form	Date	Number	Herewith

3.1	Certificate of Incorporation	SB-2	7/20/07	3.1
3.2	Amended and Restated Bylaws	SB-2	7/20/07	3.2
3.3	First Amendment to the Amended and Restated Bylaws adopted April 6, 2010	10-K	9/28/10	3.3
4.1	Form of Private Placement Warrant				Filed
10.1	Form of Private Placement Subscription Agreement				Filed
10.2	Lincoln Park Purchase Agreement	S-1	11/4/10	10.13
10.3	Amendment to Lincoln Park Purchase Agreement	S-1	11/4/10	10.16
10.4	Lincoln Park Registration Rights Agreement	S-1	11/4/10	10.14
10.5	Lincoln Park Warrant	8-K	9/7/10	10.3
10.6	Credit Enhancement and Financing Security Agreement	10-K	9/28/09	10.1
10.7	Revolving Line of Credit Agreement	10-K	9/28/09	10.2
10.8	Renewal of Promissory Note dated May 20, 2010	10-K	9/28/10	10.7
10.9	Credit Enhancement and Financing Security Agreement dated May 20, 2010	10-K	9/28/10	10.8
10.10	Modification of Revolving Line of Credit Agreement dated May 20, 2010	10-K	9/28/10	10.9
10.11	Reger Warrant	10-K	9/28/10	10.10
31.1	Certification of Principal Executive Officer (Section 302)				Filed
31.2	Certification of Principal Financial Officer (Section 302)				Filed
32.1	Certification of Principal Executive Officer and Principal Financial Officer (Section 906)				Furnished

Copies of this report (including the financial statements) and any of the exhibits referred to above will be furnished at no cost to our shareholders who make a written request to GelTech Solutions, Inc., 1460 Park Lane South, Suite 1, Jupiter, Florida 33458, Attention: Darlene Cordani.

GELTECH SOLUTIONS, INC. AND SUBSIDIARIES

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

GELTECH SOLUTIONS, INC.

February 14, 2011	/s/ Michael Cordani
Michael Cordani
Chief Executive Officer (Principal Executive Officer)

February 14, 2011	/s/ Michael Hull
Michael Hull
Chief Financial Officer (Principal Financial Officer)